EXHIBIT 99.1

ZAP Announces Approval to List on “ArcaEx”

Latest Public Company to List on Electronic Stock Exchange

SANTA ROSA, Calif.--(BUSINESS WIRE)—June 20, 2005 -ZAP (OTCBB: ZAPZ - News), pioneering the next generation of advanced transportation and energy technologies, has announced its receipt of approval to list on the Archipelago Exchange (ArcaEx), a facility of the Pacific Exchange, under the symbol "ZAPZ." ArcaEx is the nation’s first totally open, all-electronic stock exchange.

The approval paves the way for ZAP to list on the ArcaEx stock exchange. Listing on a national exchange broadens the potential investor base for ZAP by opening the Company to institutional investors. Many such major investors are restricted from purchasing stocks on the Over the Counter Bulletin Board (OTCBB), where ZAP is currently traded. After listing on ArcaEx, ZAP would continue to be traded under its longtime ticker symbol: ZAPZ, to ensure a smooth transition to the new exchange.

“We are excited to have achieved the milestone of this approval to list on the ArcaEx exchange,” said Steve Schneider, CEO of ZAP. “Listing on a national exchange has long been a goal of ZAP. It is an important part of our strategy to enhance our appeal to the broadest possible pool of investors, and to enhance shareholder value.”

About ZAP

ZAP, Zero Air Pollution®, has been a leader in advanced transportation technologies and energy products since 1994. For more information, visit http://www.zapworld.com. For investor-specific information, visit http://www.trilogy-capital.com/tcp/zap. To read or download the Company's Investor Fact Sheet visit http://www.trilogy-capital.com/tcp/zap/factsheet.html.

Cautionary Statement

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:

ZAP

Alex Campbell, 707-525-8658 Ext. 241 (Media Relations)

acampbell@zapworld.com

or

Trilogy Capital Partners, Inc.

Paul Karon, 800-342-1467 (Investor Relations)

investor@zapworld.com